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                                                                   Exhibit 5(a)

             [PAINE, HAMBLEN, COFFIN, BROOKE & MILLER LETTERHEAD]


                                            October 5, 1998




The Washington Water Power Company
1411 East Mission Avenue
Spokane, Washington 99202

Ladies and Gentlemen:

     We are acting as counsel to The Washington Water Power Company (the "Company") in connection with the proposed issuance by the Company of up to 2,000,000 shares of its Preferred Stock, Convertible Series L (the "New Preferred Stock"), and a number of shares of Common Stock (the "New Common Stock") to be delivered upon conversion of the New Preferred Stock, and the related delivery of depositary receipts evidencing depositary shares each constituting a one-tenth interest in one share of the New Preferred Stock deposited with The Bank of New York, as depositary under a Deposit Agreement with the Company (the "Deposit Agreement"), all as contemplated by the registration statement on Form S-4 filed by the Company with the Securities and Exchange Commission on August 17, 1998 under the Securities Act of 1933, as amended (the "Act"), said registration statement, as it may be amended, being hereinafter called the "Registration Statement".

     We have examined originals or copies, certified or otherwise identified to our satisfaction, of (i) the Registration Statement, (ii) a Certificate of Existence/Authorization issued by the Secretary of State of the State of Washington, (iii) the Company's Restated Articles of Incorporation and (iv) a form of the Articles of Amendment containing the terms and provisions of the New Preferred Stock (the "Articles of Amendment"). We have also examined such other documents and satisfied ourselves as to such other matters as we have deemed necessary in order to render this opinion. As to various facts material to the opinions expressed below, we have relied on certificates of public officials, certificates of officers or employees of the Company, representations contained in the documents and other oral or written assurances by officers or employees of the Company.

     Based upon the foregoing and subject to the qualifications hereinafter expressed, we are of the opinion that when:



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The Washington Water Power Company
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          (a)  the Registration Statement shall have become effective under the
     Act (and assuming that no stop order shall have been issued);

          (b) the Articles of Amendment shall have been filed with the Secretary of State of the State of Washington in the form and manner required by law;

          (c) The Deposit Agreement shall have been duly executed and delivered by the Company;

          (d) the certificates for shares of the New Preferred Stock have been duly countersigned and registered by a transfer agent and registrar; and

          (e) the New Preferred Stock shall have been issued and delivered by the Company as contemplated by, and in conformity with, the acts, proceedings and documents referred to above and the Company's Restated Articles of Incorporation, as amended by the Articles of Amendment;

the New Preferred Stock will have been legally issued and will be fully paid and non-assessable, and the Deposit Agreement will have been duly authorized, executed and delivered by the Company, and, thereafter, when the New Preferred Stock shall have been converted as contemplated in the Articles of Amendment and the Rights appurtenant to such shares of Common Stock shall have been issued in accordance with the terms of the Rights Agreement, dated as of February 6, 1990, as amended (the "Rights Agreement"), between the Company and First Chicago Trust Company of New York, the New Common Stock issued upon such conversion will have been legally issued and will be fully paid and non-assessable and the Rights appurtenant thereto will have been legally issued; and no further approval, authorization, consent or other order of, or filing with, any governmental agency of the States of Washington, California, Idaho, Montana and Oregon will be legally required for the issuance by the Company of the New Preferred Stock or the New Common Stock (including the appurtenant Rights) as contemplated in the Registration Statement or in order for the New Preferred Stock and the New Common Stock to be fully paid and non-assessable or in order for the Deposit Agreement to be a legal and binding obligation of the Company.

     The opinions expressed herein are limited to the laws of the States of Washington, California, Idaho, Montana and Oregon (excluding therefrom principles of conflicts of laws, state securities or blue sky laws and laws of political subdivisions of such States). To the extent the such opinions relate to or are dependent upon matters governed by the Federal Power Act, as amended, the Public Utility Holding Company Act of 1935, as amended, or the Investment Company Act of 1940, as amended, we have assumed the legal conclusions set forth in the opinion of Thelen Reid & Priest LLP which is being filed as Exhibit 5(b) and 8 to the Registration Statement.

     We note that we are not aware of any court decisions applying the law of the State of Washington that addresses plans similar to the Rights Agreement, and that, as a consequence, it is difficult to predict how a court applying such law would rule with respect to the due authorization and valid issuance of the Rights. We have concluded that a court applying the law of the State of Washington, when presented with novel questions concerning matters such as the authorization and issuance of the Rights, after giving effect to reported court decisions concerning the "business judgment rule" under Washington law, most likely would look to and apply the corporate law of the State of Delaware. Accordingly, the opinions relating to the Rights expressed in the immediately


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The Washington Water Power Company
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preceding paragraph are based upon such conclusion.  We do not herein express any opinion as to the enforceability of the Rights or the Rights Agreement under the law of the State of Washington.

     This opinion is given as of the date hereof, without any obligation upon us to update this opinion or to advise the addressee hereof or any other party of any changes in circumstances or laws that may hereafter be brought to our attention or occur which may affect this opinion.

     We hereby consent to the filing of this opinion as Exhibit 5(a) to the Registration Statement and to the references to our firm under the heading "Legal Matters" in the Prospectus which forms a part of the Registration Statement. In giving the foregoing consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations promulgated thereunder. Except as expressly permitted hereby, this opinion may not be used, delivered, circulated, filed, quoted or otherwise referred to.

                                   Very truly yours,


                                   PAINE, HAMBLEN, COFFIN, BROOKE
                                        & MILLER LLP


                                   Lawrence R. Small